Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SEPCO Industries, Inc., a Texas corporation

Pelican States Supply Company, Inc., a Nevada corporation

DXP Acquisition, Inc., a Nevada corporation (doing business as Strategic Supply, Inc.)

American MRO, Inc., a Nevada corporation